Exhibit 99.1
Media:             Investors:
Phil Terrigno         Mark Macaluso
+1 914-641-2143        +1 914-641-2064
phil.terrigno@itt.com        mark.macaluso@itt.com

ITT Announces Appointment of Mary Laschinger to Board of Directors

STAMFORD, Conn., May 21, 2025 – ITT Inc. (NYSE: ITT) today announced the election of Mary Laschinger to its Board of Directors, effective today.
Ms. Laschinger served as Chief Executive Officer and Chair of the Board of Directors of Veritiv Corporation (NYSE: VRTV), a leading business-to-business distribution solutions company, from July 2014 until her retirement in September 2020. Prior to leading Veritiv, Ms. Laschinger held multiple senior management roles over more than 20 years at International Paper Company.
“We are honored that Mary has joined the ITT Board of Directors. She has significant global experience with industrial companies that operate in markets similar to ITT, as well as a track record of leading successful teams within these organizations. Notably, this includes the turnaround of several business units from underperformers to top-quartile success stories. Mary’s appointment is another strong step in our ongoing board refreshment strategy. With her vast global experience as a public company CEO and director on two other public boards, she will be tremendously additive to ITT moving forward,” said ITT’s Chairman of the Board Timothy H. Powers.
“Mary is truly a trailblazer. From her early career as a staff member on a warehouse operations team, to transportation and logistics roles, and all the way to becoming a Fortune 500 CEO. She has shown an incredible ability to drive sustainable results, leading organizations across the U.S., Europe and Asia. Mary’s global experience in complex manufacturing operations, product management and M&A will be an asset to the ITT of today and the future. We are humbled to have Mary join the ITT board,” said ITT’s Chief Executive Officer and President Luca Savi.

About Mary Laschinger

Prior to joining Veritiv, Ms. Laschinger served as Senior Vice President of International Paper Company, a global leader in sustainable packaging and pulp products, from 2007 to July 2014. She also served as President of International Paper’s former distribution business and president of its Europe, Middle East, Africa and Russia businesses.
Ms. Laschinger currently serves on the Board of Directors of Kellanova, previously Kellogg Company, a global leader in food manufacturing, and of Dollar Tree Inc., a multi-price point chain of discount variety stores. Additionally, Ms. Laschinger is a member of the Executive Advisory Council for Apollo Global Management.
Ms. Laschinger holds a bachelor’s degree in business from the University of Wisconsin and a Master of Business Administration degree from the University of Connecticut. She has also completed postgraduate studies in executive management at the Kellogg School of Management at Northwestern University.

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the transportation, industrial, and energy markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. ITT is headquartered in Stamford, Connecticut, with employees in more than 35 countries and sales in approximately 125 countries. For more information, visit www.itt.com.

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